AGREEMENT OF PARTNERSHIP

          THIS AGREEMENT, dated as of April 22, 1998 between Potomac Capital Joint Leasing Corporation, a Delaware corporation ("PCJL") and Potomac Nevada Corporation, a Nevada corporation ("PNC") (PCJL and PNC being hereinafter sometimes referred to singly, as a "Venturer," and collectively, as the "Venturers").

W I T N E S S E T H:

          WHEREAS, PCJL and PNC desire to form a joint venture under the laws of the State of Delaware, upon the terms and conditions and for the purposes hereinafter set forth;

          NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

          As used in this Agreement:

          "Advance" means any transfer of money or other property, in the nature of a loan, by a Venturer to the Joint Venture or any amount paid for or on behalf of the Joint Venture by a Venturer for which such Venturer is entitled to be reimbursed by the Joint Venture including any interest or other amount payable in respect of such money or property as agreed upon in accordance with Section 3.7. Contributions to the capital of the Joint Venture pursuant to the terms of this Agreement shall not be deemed to be Advances.

          "Capital Account" means the account established and maintained for each Venturer pursuant to Section 3.4.

          "Distribution" means transfer of money or other property to a Venturer, in its capacity as a Venturer, from the Joint Venture, other than reimbursement of expenses of such Venturer in accordance with the terms of this Agreement or a payment in respect of an Advance. Property transferred to a Venturer as part of a Distribution shall be valued at its fair market value on the date of transfer.

          "Equipment" means commercial aircraft or other equipment satisfactory to the Venturers.

          "Effective Date" is defined in Section 8.9 hereof.

          "Fiscal Period" means a calendar month, provided that the Fiscal Period during which the Effective Date occurs shall be deemed to commence on such Effective Date and the Fiscal Period in which the Joint Venture is dissolved pursuant to Section 5.1 shall be deemed to end on the date of such dissolution.

          "Fiscal Year" means the period commencing on January 1 and ending on December 31 in each year; provided that the Fiscal Period during which the Effective Date occurs shall be deemed to commence on such Effective Date and the Fiscal Period in which the Joint Venture is dissolved pursuant to Section 5.1 shall be deemed to end on the date of such dissolution.

          "Joint Venture" means the venture formed by this Agreement.

          "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any thereof

          "Net Cash Flow" means for any Fiscal Period, all cash receipts of the Joint Venture in such Fiscal Period reduced by the sum of the following items paid or reserved in such Fiscal period: (i) all expenses and other duly incurred obligations of the Joint Venture; (ii) the repayment of any Advances or other amounts borrowed by the Joint Venture; (iii) any other expenditure authorized by this Agreement; and (iv) such reserves as the Venturers deem reasonably necessary to the proper operation of the business of the Joint Venture.

          "Net Income or Net Loss" means, for any Fiscal Period, the difference between the gross receipts of the Joint Venture during such period and all expenses and deductions of the Joint Venture for such period determined in accordance with the Generally Accepted Accounting Principles for financial reporting.

          "Person" means an individual, a corporation, a partnership, a trust, an unincorporated organization or a government or agency or political subdivision thereof.

          "Pro Rata Share" means that portion of all Capital Accounts represented by the Capital Account of the applicable venturer, which shall initially be ninety-five percent (95%) for PCJL and five percent (5%) for PNC.

          "Related Person" means any Person that is a Venturer or that controls, is controlled by or is under common control with, a Venturer.

ARTICLE II

FORMATION

          Section 2.1 Formation. PCJL and PNC hereby enter into a joint venture pursuant to the Laws of the State of Delaware and specifically the Delaware Uniform Partnership Law.

          Section 2.2 Name. The business of the Joint Venture shall be conducted under the name of PCI Nevada Investments.

          Section 2.3 Place of Business. The place of business of the Joint Venture shall be located at 1575 Delucchi Lane, Suite 115, Reno, NV. 89502, or at such other place or places as the Venturers may from time to time designate.

          Section 2.4 Term. The Joint Venture shall commence on the Effective Date and shall continue, unless earlier dissolved in accordance with the terms of Section 5.1, until December 31, 2018 or extended by unanimous written agreement of the Venturers.

          Section 2.5 Purpose. The Joint Venture is formed to directly or indirectly purchase, lease, and finance Equipment and to engage in financial transactions. The Joint Venture shall only be limited by contractual restrictions of the Venturers in structuring any lease or financing. The Joint Venture shall, in connection with any lease, financing or other transaction, conduct such other activities as may be related to such activities during the term of the Joint Venture. In furtherance thereof, the Joint Venture may take any action and execute and deliver any documents or instruments necessary or appropriate in connection with such purposes or as otherwise contemplated in this Agreement. The Joint Venture shall not engage in any business or activity or enter into any transaction other than as authorized in this section or as unanimously agreed to by the Venturers.

ARTICLE III

FINANCIAL ARRANGEMENTS

          Section 3.1 Capital Contributions.

          (a) On the date hereof PCJL shall make an initial capital contribution of 9,900 shares of common stock of Aircraft International Management Company and PNC shall make an initial capital contribution of $12,558,038 cash. From time to time hereafter, if the Venturers so agree, in their sole discretion, the Venturers shall make equal additional contributions to the capital of the Joint Venture in proportion to each Venturer's Pro-Rata Share to purchase Equipment to be leased to others in the conduct of the business of the Joint Venture, to satisfy the liabilities and obligations of the Joint Venture, and for such other uses, consistent with the purpose set forth in Section 2.5 hereof, as to which the Venturers shall agree. Neither Venturer shall be obligated to make such additional contributions to the capital of the Joint Venture, but if an additional contribution is agreed to by the Venturers, each Venturer shall pay into the Joint Venture its Pro Rata Share of such contribution.

          (b) Except as noted in Section 7.6 or otherwise agreed by the Venturers, no portion of any capital contribution to the Joint Venture shall bear interest.

          Section 3.2 Net Income or Net Loss. Each Venturer's interest in the Joint Venture shall be expressed as a percentage equal to the ratio on any date of such Venturer's Capital Account on such date to the aggregate Capital Accounts of all Venturers on such date, such Capital Accounts to be determined after giving effect to all contributions of property or money, distributions and allocations for all periods ending on or prior to such date (as to any Venturer, its "Percentage Interest"). Net Income or Net Loss for each Fiscal Period of the Joint Venture shall be allocated to each Venturer in accordance with its Percentage Interest as of the end of such Fiscal Period. Every item of income, gain, loss, deduction, credit or tax preference entering into the computation of Net Income or Net Loss, or attributable to any Fiscal Period during which Net Income or Net Loss was realized, shall be allocated to each Venturer in the same proportion and at the same time as such Net Income or Net Loss is allocated to such Venturer.

          Section 3.3 Distributions. The Net Cash Flow of the Joint Venture may be distributed to the Venturers from time to time in such amounts and at such times as shall be agreed to by the Venturers. Each Venturer shall receive in each such Distribution an amount equal to its Pro Rata Share of the total amount of such Distribution.

          Section 3.4 Capital Accounts. A separate capital account shall be established and maintained for each Venturer in accordance with the rules of Section 704 of the Internal Revenue Code of 1986 and Treasury Regulations Section 1.704-1(b). The Capital Account for each Venturer shall initially be credited with the amount of its initial contribution to the capital of the Joint Venture, and thereafter shall be increased by the amount of (i) any additional contributions to the capital of the Joint Venture made by such Venturer pursuant to Section 3.1 (a) and (ii) any Net Income allocated to such Venturer pursuant to Section 3.2, and shall be decreased by the amount of (x) any Distribution to such Venturer made pursuant to Section 3.3 and (y) any Net Loss allocated to such Venturer pursuant to Section 3.2.

          Section 3.5 Rights to Capital Accounts and Distributions. No Venturer shall have the right to demand the return of or to withdraw any portion of its contributions to the capital of the Joint Venture. No Venturer shall have any right to priority over the other Venturer as to any Distribution.

          Section 3.6 Expenses. The Joint Venture shall pay (or shall reimburse a Venturer who shall-have paid) all expenses incurred in connection with the organization, qualification and conduct of business of the Joint Venture, including without limitation the reasonable fees and expenses of legal counsel, accountants or others retained pursuant to Section 7.2. PCJL will provide accounting, bookkeeping and cash management services to the Joint Venture and will act as the Tax Matters partner for tax preparation, filing and administration.

          Section 3.7 Advances. A Venturer may, with the consent of the other Venturer, make Advances from time to time to the Joint Venture on such terms and conditions as to which the Venturers may agree. No such advance shall either increase the lending Venturer's interest in the capital of the Joint Venture or entitle such Venturer to any increased share in the Joint Venture's Net Income, Net Loss, or Net Cash Flow.

ARTICLE IV

MANAGEMENT

          Section 4.1 Business of the Joint Venture. Each Venturer shall have equal rights in the management and conduct of the business of the Joint Venture. All decisions regarding the management and affairs of the Joint Venture shall be made by unanimous consent of both Venturers.

          Section 4.2 Restrictions on Rights and Powers. Without the consent of both Venturers, neither Venturer shall have the right to:

          (a) Do any act in contravention of this Agreement;

          (b) Do any act that would make it impossible to carry on the ordinary business of the Joint Venture or would be outside the ordinary course of its business;

          (c) Confess judgment against the Joint Venture;

          (d) Possess Joint Venture property, or assign its interests or rights in specific Joint Venture property, for other than a Joint Venture purpose;

          (e) Borrow money or give any guaranty on behalf or in the name of the Joint Venture, or mortgage, pledge, grant a security interest in or otherwise encumber any property of the Joint Venture;

          (f) On behalf or in the name of the Joint Venture, make, execute, deliver, accept or endorse (except for collection) any promissory note or commercial paper belonging to the Joint Venture;

          (g) Assign, transfer, pledge, compromise or release any claim or debt due the Joint Venture, except upon payment in full thereof, or arbitrate or consent to the arbitration of any dispute or controversy to which the Joint Venture is a party or in which it has an interest;

          (h) On behalf or in the name of the Joint Venture, make, execute, or deliver any assignment for the benefit of creditors or any bond, confession of judgment, warrant of attorney, power of attorney, indemnity bond or surety bond;

          (i) Cause the Joint Venture to do business in or otherwise become subject to the taxing powers of any jurisdiction other than the United States, Delaware and Nevada;

          (j) Purchase, sell, lease or enter into any written or oral contract for the purchase, sale or lease of Equipment or interest in Equipment or other property;

          (k) On behalf or in the name of the Joint Venture, make any obligation or enter into any undertaking for the accommodation of any other Person, whether as endorser, surety, guarantor, or otherwise;

          (l) On behalf or in the name of the Joint Venture, enter into any contract, lease, agreement or undertaking with the exception that PCJL has been designated by both Venturers to open a bank account in the name of the Joint Venture;

          (m) Make, execute or deliver any assignment for the benefit of creditors or any contract to sell or contract of sale of all or substantially all of the Joint Venture's property; or

          (n) On behalf or in the name of the Joint Venture, employ any Person.

          Section 4.3. Liability. No Venturer shall incur any liability for any mistake or error in judgment made in good faith and in the exercise of due care in connection with the conduct of the business of the Joint Venture, and no Venturer shall be deemed to have violated any of the provisions of the Agreement for any such mistake or error.

          Section 4.4 Right to Admit Venturers. There shall be no right to admit additional Venturers to the Joint Venture.

          Section 4.5 Indemnification by Venturer Acting Unilaterally. As provided in Sections 4.1 and 4.2 hereof, all contracts, which inure to the benefit of, or impose obligations upon, the Joint Venture or either of the Venturers must be agreed to by both Venturers. Should either Venturer, through its unilateral action, without the consent of the other Venturer having been first obtained, cause the Joint Venture to become obligated or indebted for any amount whatsoever through contract, lease, sale, purchase or otherwise, said contracting Venturer agrees to indemnify and hold the other Venturer harmless for all losses, costs, expenses, and subsequent charges, costs, liabilities incurred by the Joint Venture as a result of any such unilateral action by said Venturer which is binding upon the Joint Venture.

ARTICLE V

DISSOLUTION

          Section 5.1 Events of Dissolution. The Joint Venture shall be dissolved if:

          (a) Proceedings in bankruptcy, or for the reorganization, of a Venturer, or for the adjustment of any or all of its debts, under the Federal Bankruptcy Code, or any part thereof, or under any other laws, whether state or Federal, for the relief of debtors, now or hereafter existing, shall be commenced by a Venturer, or shall be commenced against a Venturer and shall not be discharged within thirty (30) days of its commencement, or a receiver or trustee shall be appointed for a Venturer or any part of its assets, or any proceeding shall be instituted for the dissolution or the full or partial liquidation of a Venturer, and such receiver or trustee shall not be discharged within thirty (30) days of his appointment, or such proceeding shall not be discharged within thirty (30) days of its commencement; or

          (b) The Venturers shall unanimously consent to dissolve the Joint Venture; or

          (c) All Equipment owned by the Joint Venture shall be sold, destroyed or otherwise disposed of and the Joint Venture is no longer pursuing further activity within the scope of this Agreement; or

          (d) Expiration of its terms on December 31, 2018, unless extended by written agreement of all the Venturers; or

          (e) The occurrence of any other event which, under applicable law, would result in dissolution.

          Section 5.2 Liquidation. In the event that the Joint Venture shall be dissolved for any reason whatsoever (including, without limitation, termination of the Joint Venture pursuant to Section 2.4 hereof), a full and general account of its assets, liabilities and transactions shall be taken. The assets of the Joint Venture shall be sold and turned into cash as soon as possible and all debts and other amounts due the Joint Venture shall be collected. The proceeds thereof shall thereupon:

          (a) First, be applied to discharge the debts and liabilities of the Joint Venture (including all Advances not theretofore repaid) and the expenses of liquidation;

          (b) Second, be disbursed as a Distribution in liquidation to the Venturers, ratably in accordance with the respective amounts of their Capital Accounts, until such Capital Accounts have been reduced to zero or such proceeds fully disbursed; and

          (c) Third, be disbursed as a Distribution in liquidation to the Venturers to the extent of their positive Capital Account balance in accordance with their respective Percent Interests, until such balances are reduced to zero and then the balance shall be distributed to each such Venturer in accordance with their respective Pro Rata Share. If a Venturer's Capital Account has a deficit balance (after giving effect to all previous contributions, distributions and allocations), such Venturer shall contribute to its Capital Account of the Joint Venture the amount necessary to restore such deficit balance to zero in compliance with Treasury Regulation Section 1.704-1 (b)(2)(ii)(b)(3).

          No Venturer shall have the right to demand or receive property in kind as part of its Distribution in liquidation of the Joint Venture, or to enjoy any right to priority over the other Venturer as to such Distribution.

ARTICLE VI

DEADLOCK

          Section 6.1 Deadlock Conditions. In the event that at any time the Venturers are unable to agree on the management and conduct of the Joint Venture, each Venturer shall be entitled to initiate the "Buy-Sell" procedure hereinafter set forth, provided the Venturer desiring to initiate the "Buy-Sell" procedure (hereinafter called the "Initiating Venturer") shall notify the other Venturer (hereinafter in this Section called the "Other Venturer"), referring to this Section requesting that the Joint Venture adopt proposed resolutions set forth in such notice at a meeting of the Venturers to be held at the principal office of the Initiating Venturer at a date and time, which shall be specified in such notice, during normal business hours and not less than 20 or more than 30 days following the giving of such notice. Such notice shall be in writing and shall be mailed certified mail, return receipt requested to the Other Venturer. The Venturers shall hold a meeting at the date and time so specified. If by reason of any failure by the Other Venturer to attend such meeting or to waive notice of the same or vote in favor of such proposed resolutions the Joint Venture does not adopt such resolutions at such meeting substantially in the form set forth in such notice, then the Initiating Venturer may proceed in the manner and subject to the conditions set forth below in this Section. The Other Venturer's receipt of the notice described in this Section shall prevent the Other Venturer from initiating the "Buy-Sell" procedure, the Venturer who first notifies the other Venturer of its intention to initiate the "Buy-Sell" procedure shall be deemed the Initiating Venturer.

          Section 6.2 Buy-Sell Procedure. (a) Subject to Section 6.1, the Initiating Venturer may submit to the Other Venturer within 30 days after the date of the meeting of the Venturers described in Section 6.1 two irrevocable offers in writing, the first shall be an offer to purchase the interest of the Other Venturer in the Joint Venture and the second shall be an offer to sell to the Other Venturer the Initiating Venturer's interest in the Joint Venture. The price to be contained in the offer to purchase shall be such amount of cash as the Initiating Venturer shall determine. The price to be specified in the offer to sell shall be in the same amount and cash form as the offer to purchase. Upon due submission of irrevocable offers as aforesaid until termination of the "Buy-Sell" procedure, neither Venturer shall thereafter have the right to submit other offers pursuant to this Section 7.2 or to otherwise dispose of its interest in the Joint Venture. Upon submission of such offers, the Joint Venture shall make no further Distributions. If such submission does not coincide with the close of a monthly accounting period, earnings and profits of that period shall be prorated as of the date of submission.

          (b) Upon due submission of said irrevocable offers, the Other Venturer must accept one such offer and may not reject both offers (the acceptance of one such offer to constitute a rejection of the other and is to be made in writing within 60 days following the submission of the offers). If the Other Venturer has not accepted in writing one of the offers in such 60-day period, the Initiating Venturer shall have the option to purchase the Other Venturer's interest in the Joint Venture or sell its interest in the Joint Venture to the Other Venturer in accordance with the terms of the related offer and shall give the Other Venturer written notice within 30 days of the completion of such 60-day period of its election to buy or sell an interest in the Joint Venture under the terms of the related offer. If the Initiating Venturer fails to give such notice, the "Buy-Sell" procedure initiated by the Initiating Venturer shall terminate and be of no further effect.

          (c) Within 10 days after the acceptance of any offer is made or deemed to have been made, the purchasing Venturer shall give the selling Venturer written notice, specifying (i) the time and place of the closing for the purchase, and (ii) the closing date for the purchase, which closing date shall be not more than 60 days after the date of the purchasing Venturer's notice or the date on which deemed acceptance occurs, as the case may be; provided. however, that if there is any litigation or governmental requirements relating to such purchase and sale, the closing date shall be postponed until a date not more than 20 days after the termination of such litigation or satisfaction of such governmental requirements. At such closing, the selling Venturer will deliver or cause to be delivered to the purchasing Venturer all documents necessary to effect the sale of its interest in the Joint Venture with all necessary transfer and documentary stamps, if any, affixed, to the purchasing Venturer against payment of the purchase price in immediately available funds.

ARTICLE VII

MISCELLANEOUS SUBSTANTIVE PROVISIONS

          Section 7.1 Books and Records. Full and accurate books and records of cash transactions shall be maintained by the Joint Venture at the location referred to in Section 2.3 or at another location the Venturers may from time to time designate. Each Venturer shall have access to such records and shall be entitled to examine them at any time during ordinary business hours.

          Section 7.2 Agents. In connection with the Joint Venture's day to day activity, the Venturers shall have the power jointly to employ investment counsel, brokers, accountants and attorneys to act in the Joint Venture's behalf, as may be deemed necessary, incidental or convenient to the proper administration of the Joint Venture property and business. The Joint Venture shall have the power to regularly retain independent certified public accountants, with a nationally recognized standing and reputation reasonably satisfactory to both Venturers, to audit the financial statements of the Joint Venture pursuant to Section 7.1.

          Section 7.3 Insufficient Joint Venture Assets. In the event that upon the dissolution of the Joint Venture the assets of the Joint Venture are insufficient to pay and discharge all unsecured obligations and liabilities of the Joint Venture authorized in accordance with this Agreement and upon which recourse may be had against a Venturer personally by Persons other than a Venturer, each Venturer shall contribute in cash to the capital of the Joint Venture a percentage of the aggregate amount required by the Joint Venture to pay and discharge in full all of such Joint Venture obligations and liabilities equal to the Pro Rata Share of such Venturer.

          Section 7.4Conflicts of Interest. A Venturer may engage in or possess interests in other business ventures of any kind or description for its own account, including without limitation engagement in, or holding interest in other ventures engaged in the purchasing or leasing of Equipment, and no Venturer shall be obligated to provide the Joint Venture or the other Venturer with any prior notice of or opportunity to participate in any such activity or other venture but may take advantage of those opportunities for its own account or for the accounts of other partnerships, Venturers or enterprises with which they are associated. Neither the Joint Venture nor the other Venturer shall have any rights by virtue of this Agreement in such independent business ventures or to the income or profits derived therefrom. The Joint Venture, with the consent of both Ventures, may acquire property or services from, and may enter into leases and other contracts with, Related Persons.

          Section 7.5 Use of Name. The name of the Joint Venture shall belong to and may be used by the Joint Venture, and shall not be sold or otherwise disposed of, so long as the Joint Venture shall continue in existence.

          Section 7.6 Bank Accounts. The Joint Venture shall maintain a bank account or bank accounts in the Joint Venture's name in one or more national or state banks. All checks, demands for money and notes of the Joint Venture shall be signed by such person or persons as the Venturers jointly may from time to time designate. Checks and drafts shall be drawn on the Joint Venture's bank accounts for the Joint Venture's purposes only. Available funds of the Joint Venture may be invested for such time as they are not needed in the ordinary course of the business of the Joint Venture, in such investments as the Venturers shall jointly designate.

          The Venturers shall agree how to invest any funds on a short term basis with any overnight investment program or other short term investment program established by any parent, subsidiary or affiliate of either Venturer.

ARTICLE VIII

MISCELLANEOUS PROCEDURAL PROVISIONS

          Section 8.1 Notices. All notices, offers, acceptances, approvals, waivers, requests, demands and other communications hereunder or under any instrument, certificate or other instrument delivered in connection with the transactions described herein shall be in writing, shall be addressed as provided below and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including, without limitation, Federal Express, ETA, Emory, Purolater, DHL, AirBorne, and other similar overnight delivery service), (c) in the event overnight delivery services are not readily available, mailed by first class United States mail, postage pre-paid, registered or certified with return receipt requested, or (d) if sent by facsimile and confirmed. Notice so mailed shall be effective upon delivery if by hand, or otherwise upon deposit. Notice given in any other manner shall be effective upon receipt by the addressee; provided. however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. For the purposes of notice, the addresses of the parties shall be as set forth below; provided, however, that any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving thirty (30) days' notice to the other party in the manner set forth hereinabove. The initial addresses of the parties hereto are as follows:

                                        (a)     if to PCJL

                                                  Potomac Capital Joint Leasing Corporation
                                                  1575 Delucchi Lane
                                                  Suite 115
                                                  Reno, NV. 89502
                                                  ATTN: Treasurer

                                        (b)     if to PNC

                                                  Potomac Nevada Corporation
                                                  1575 Delucchi Lane
                                                  Suite 115
                                                  Reno, NV. 89502
                                                  ATTN: Treasurer

                    or such other address as may be specified in a notice.

          Section 8.2 Amendments and Modifications. This Agreement may be amended or modified only upon the execution by each Venturer of a writing setting forth such amendment or modification.

          Section 8.3 Binding Effect: Assignment: Entire Agreement. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the Venturers. No Venturer shall have the right to assign any of its rights or obligations under this Agreement, or its interest in the Joint Venture, except to a corporation that is a Related Person as to such Venturer, or to any other Person upon the prior written consent of the other Venturer; provided, that (i) such assignment will not constitute a dissolution or a termination of the Joint Venture for Federal income tax purposes, or cause any portion of any investment tax credit or depreciation in respect of any Equipment to be recaptured or disallowed for Federal income tax purposes, and (ii) such Person may lawfully become a Venturer. No Person entitled to become a Venturer under this Section by virtue of an assignment shall become a Venturer until this Agreement, or a separate agreement by which such Person agrees to be bound by the terms of this Agreement, shall have been signed by such Person, and all registrations, filings and other acts required to record the assignment to such Person of an interest as a Venturer in the Joint Venture shall have been completed. This Agreement constitutes the entire agreement between the Venturers as to the subject matter hereof.

          Section 8.4 Further Assurances. Each Venturer hereby agrees, for itself and its respective successors and assigns, to execute any and all instruments and to take any and all actions that are or may become necessary or proper to carry out the intent of this Agreement. Whenever a consent of a Venturer is required such consent shall be in the sole discretion of such Venturer and shall be in writing.

          Section 8.5 Severability. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provisions of this Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.

          Section 8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be taken to be the original, but all of which, together, shall be taken to be but one instrument.

          Section 8.7 Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

          Section 8.8 Applicable Law. This Agreement shall be subject to and governed by the Laws of the State of Delaware and specifically the Delaware Uniform Partnership Law, without regard to the rules of conflicts of law.

          Section 8.9 Effective Date. This Agreement shall be effective as of April 22, 1998.

          Section 8.10 Headings. Headings of the Articles and Sections of this Agreement have been included-for convenience of reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Agreement.

          Section 8.11 Gender and Number. As used herein, unless the context clearly indicates the contrary, the singular number shall include the plural, the plural the singular and the use of any gender shall be applicable to all genders.

          IN WITNESS WHEREOF, the undersigned have executed this Joint Venture Agreement on the date set forth on the first page hereof

Date: 4/2/98	POTOMAC CAPITAL JOINT LEASING CORPORATION By: /s/
Date: 4/2/98	POTOMAC NEVADA CORPORATION By: /s/ LESLIE C.ZIMBERG